EXHIBIT 10.3
SAPIENT CORPORATION
RESTRICTED STOCK UNITS
AGREEMENT
       Pursuant to the Sapient Corporation 1998 Stock Incentive Plan (the “Plan”), Sapient Corporation (the “Company” or “Sapient”) and its Affiliates (together with the Company, the “Company Group”) hereby grants to Joseph S. Tibbetts, Jr. (the “Employee”) the Restricted Stock Units Award described below.
1.	The Restricted Stock Unit Award. The Company hereby grants to the Employee four-hundred and seventy-five thousand (475,000) Units, subject to the terms and conditions of this Agreement and the Plan. An Award shall be paid hereunder, only to the extent that such Award is Vested, as provided in this Agreement. The Employee’s rights to the Units are subject to the restrictions described in this Agreement and the Plan in addition to such other restrictions, if any, as may be imposed by law.
2.	Definitions. The following definitions will apply for purposes of this Agreement. Capitalized terms not defined in this Agreement are used as defined in the Plan.
(a)	“Agreement” means this Restricted Stock Units Agreement granted by the Company and agreed to by the Employee.

(b)	“Award” means the grant of Units in accordance with this Agreement.

(c)	“Cause” means:
(1)	Employee’s malfeasance or negligence in the performance of his duties;

(2)	Fraud or dishonesty by Employee with respect to the Company;

(3)	Employee’s conviction of or plea of nolo contendre to any felony or other crime involving moral turpitude; or

(4)	Employee’s material breach of any provision of the Letter Agreement between Employee and Company dated October 16, 2006, the Sapient Confidentiality Agreement or the Sapient Fair Competition Agreement.
(d)	“Change in Control” shall be deemed to have occurred if any two or more of the following events occur:
(1)	Acquisition by a person or group (other than the two current largest stockholders and their affiliates) of more than 50% of the outstanding shares of Company common stock;

(2)	A change in a majority of the Company’s non-employee directors over a one-year period (other than by reason of election or nomination by directors constituting a majority of the directors on your start date or directors who were chosen by those directors);

(3)	A merger, consolidation or other corporate transaction that results in Company shareholders before the transaction constituting less than 65% of the Company shareholders following the transaction;

(4)	A liquidation or a sale of all or substantially all of Company’s assets; or

(5)	A determination by the Board of Directors that a change in control has occurred.
(e)	“Common Stock” means common stock of the Company, $.01 par value.

(f)	“Continued Compliance” means that Employee continues to comply with his obligations to the Company, including, but not limited to, Employee’s obligations pursuant to the Sapient Confidentiality Agreement and the Sapient Fair Competition Agreement.

(g)	“Fair Market Value” means the per share closing price of a share of Sapient Common Stock on the NASDAQ trading day immediately preceding the applicable Vesting Date.[1]

(h)	“Good Reason” means:
(1)	Material diminution in the nature or scope of Employee’s responsibilities, duties or authority from those in effect on October 30, 2006 (excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice by Employee thereof);

(2)	Reducing Employee’s base salary;

(3)	Failing to maintain Employee’s participation in the Company’s long-term incentive plan, as amended from time to time in the Company’s sole discretion, in a manner that is consistent with the participation of other senior executives at the Company;

[1]	On July 3, 2007, the Company modified the definition of “Fair Market Value,” as set forth above. This modification is applicable as of the effective date of the Agreement (November 1, 2006).

(4)	Failing to maintain the aggregate amount of Employee’s benefits under or relative level of participation in the Company’s employee benefit or retirement plans, policies, practices, or arrangements in which Employee participated as of October 30, 2006; or

(5)	Relocation of Employee’s principal place of business to a distance greater than 50 miles from Cambridge, Massachusetts.
(i)	“Grant Date” means November 1, 2006.

(j)	“NASDAQ” means the Nasdaq Global Select Market.

(j)	“Payment Date” means, as to Vested Units, within 30 days of the date on which the Units become Vested.

(k)	“Release” means Employee signing and returning to the Company a timely and effective release of claims in the form provided by the Company.

(l)	“Unit” means a notional unit which is equivalent to a single share of Common Stock on the Grant Date, subject to Section 4.

(m)	“Vested” means that portion of the Award to which the Employee has a nonforfeitable right.

(n)	“Vesting Dates” means the dates set forth in Section 3.
3.	Vesting.
(a)	An Award shall become Vested only upon the Vesting Dates described in this Section 3, except as otherwise provided herein or determined by the Company in its sole discretion. No portion of any Award shall become Vested on the Vesting Date unless the Employee is then, and since the Grant Date has continuously been, employed by a member of the Company Group.

(b)	For purposes of vesting, the Award is split into two groups: Seventy-Five Thousand (75,000) of the Units are referred to herein as the “Time-Based Units” and Four-Hundred Thousand (400,000) of the Units are referred to herein as the “Performance Units.”
(1)	The Time Based Units shall become Vested based on the following schedule:

Vesting Date	Percentage Vested
May 31, 2008	33%
October 31, 2009	67%

(2)	The Performance Units shall become Vested as follows: If and when the average 30-day closing price of the Company common stock on the NASDAQ (or principal market upon which the common stock trades) equals or exceeds the following per share prices, provided Employee is still employed by the Company on each such vesting date:

Performance Units Vested	Share Price
100,000	$5.00
100,000	$10.00
100,000	$15.00
100,000	$20.00

Any Performance Units that have not vested on the fourth anniversary of the Grant Date shall be forfeited.
(c)	Vesting of the Award will be accelerated in the following circumstances and subject to the following conditions:
(1)	In the event that Employee’s employment is terminated by the Company other than for Cause or Employee terminates his employment for Good Reason (either such termination being referred to herein as the “Non-Cause Termination”) and subject to Employee providing Company with a Release and maintaining Continued Compliance:
(a)	The vesting of any outstanding Time-Based Units will accelerate such that the next vesting date will be deemed to have occurred on the date of such Non-Cause Termination — e.g., if such termination occurs prior to May 31, 2008, 25,000 of the Time-Based Units will vest and 50,000 will be forfeited; if such termination occurs on or after May 31, 2008 but prior to November 1, 2009, 50,000 of the Time-Based Units will vest and no Time-Based Units will be forfeited; and

(b)	If, during the 90 trading days following the Non-Cause Termination, the 30-day average closing price of the common stock reaches a threshold that had not been reached upon the date of the Non-Cause Termination, 100,000 shares (or the applicable multiple of 100,000 shares, depending on the threshold that is achieved) of Performance Units will vest. All other unvested Performance Units will be forfeited.
(2)	In the event of a Change in Control while Employee is employed by the Company, all of the outstanding Time-Based Units and Performance Units will vest on the effective date of such Change in Control.

(d)	In the event that the Employee’s employment terminates prior to a Vesting Date due to (1) death, (2) disability, or (3) termination of Employee’s employment, other than a Non-Cause Termination, any portion of the Award that has not then become Vested will be forfeited automatically.
4.	Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the Common Stock, the Award shall be equitably adjusted.
5.	No Voting Rights/Dividends. The Award shall not be interpreted to bestow upon the Employee any equity interest or ownership in the Company Group prior to the Payment Date. The Employee is not entitled to vote any Common Stock by reason of the granting of this Award or to receive or be credited with any dividends declared and payable on any Common Stock underlying any Award prior to any Payment Date.
6.	Payment of Award. On the Payment Date, the Company shall issue to the Employee that number of shares of Common Stock as equals that number of Units which have become Vested.
7.	Employment Rights. This Agreement shall not create any right of the Employee to continued employment with the Company or the Company Group or limit the right of the Company Group to terminate the Employee’s employment at any time and shall not create any right of the Employee to employment with the Company Group. The Employee acknowledges and represents to the Company that the Employee has not been induced to receive any Award by expectation of employment or continued employment. Except to the extent required by applicable law that cannot be waived, the loss of the Award shall not constitute an element of damages or indemnity in the event of termination of the Employee’s employment even if the termination is determined to be in violation of an obligation of the Company Group to the Employee by contract or otherwise.
8.	Unfunded Status. The obligations of the Company Group hereunder shall be contractual only. The Employee shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Employee or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company Group.
9.	No Assignment. No right or benefit or payment under the Plan shall be subject to assignment or other transfer nor shall it be liable or subject in any manner to attachment, garnishment or execution.
10.	Withholding. The Company’s obligation to deliver to the Employee shares of Common Stock under an Award shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements as determined by the Company Group (“Withholding Taxes”). To satisfy any Withholding Taxes due upon vesting of the Employee’s Units, the Employee agrees to pay to the Company, or make provision satisfactory to the Company for payment of, any Withholding Taxes, no later than the Payment Date. The Company and any Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Employee. Such withheld amounts shall include shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of retention.
Further, as a condition of receiving any Vested Award, the Employee hereby agrees to the terms of the Irrevocable Standing Order to Sell Shares (the “Standing Order”), attached as Exhibit A. Pursuant to the Standing Order, and in lieu of taking the actions described in the immediately preceding paragraph of this Section 10, the Company, in its sole discretion, may require, and, in such event the Employee agrees, to the following:
(a)	The Employee authorizes the Company’s agent to sell, at the market price and on each Vesting Date (or the first NASDAQ trading day thereafter if a Vesting Date is a day in which NASDAQ is closed), the number of Vested shares that, per the Company’s instructions to its agent, is necessary to obtain proceeds sufficient to satisfy the Withholding Taxes. The Employee understands and agrees that the number of shares that such agent will sell will be based on the closing price of the Common Stock on the NASDAQ trading day immediately preceding the Vesting Date.
(b)	The Employee agrees that the proceeds received from the sale of Vested shares pursuant to this Section 10 will be used to satisfy the Withholding Taxes and, accordingly, the Employee hereby authorizes the Company’s agent to pay such proceeds to the Company for such purpose. The Employee understands that to the extent that the proceeds obtained by such sale exceed the amount necessary to satisfy the Withholding Taxes, such excess proceeds shall be deposited into the Employee’s stock brokerage account with E*TRADE Financial or such other third party brokerage under which the Employee maintains a brokerage account (the “Account”). The Employee further understands that any remaining Vested shares shall be deposited into the Account.
(c)	The Employee acknowledges and agrees that, in the event that a market in the Common Stock does not exist, the Employee shall pay to the Company amounts sufficient to pay the Withholding Taxes and, to the extent that such payment is not made, the Company shall have the right to make other arrangements to satisfy the Withholding Taxes due upon the vesting of the Employee’s Shares.
11.	Amendment or Termination. This Agreement may be amended by mutual written agreement of the parties.
12.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Units Agreement effective as of the first day of November, 2006.

SAPIENT CORPORATION
By:	/s/ Alan J. Herrick
Alan J. Herrick
Chief Executive Officer

EMPLOYEE:
/s/ Joseph S. Tibbetts, Jr.
Joseph S. Tibbetts, Jr.

Exhibit A
IRREVOCABLE STANDING ORDER TO SELL SHARES
I have received from the Company on a voluntary basis the right to acquire shares of Sapient common stock (the “Shares”) pursuant to the attached Restricted Stock Units Agreement between Sapient and me.
I understand that I must maintain a securities brokerage account with E*TRADE Financial or such other third party brokerage (each of E*TRADE Financial or such other third party brokerage is herein defined as the “Broker”) to participate in the stock unit plan described in detail in the Restricted Stock Units Agreement, and Sapient has informed me about this requirement as well as the requirements for the opening of such a securities brokerage account so that the vested Shares can be deposited into account. Furthermore, I understand that on each vesting date, the vested Shares will be deposited into my stock brokerage account with the broker and that I will incur taxable ordinary employment income (“Taxable Income”) upon my receipt of the vested Shares. Per the terms of the Agreement, and if so directed by Sapient, I understand and agree to do the following as a condition of my receipt of vested Shares:
Upon each vesting date, I must sell a number of Shares that is sufficient to satisfy all withholding taxes, as determined by Sapient or my Sapient-affiliated employer, which are applicable to my Taxable Income (the “Withholding Taxes”). Accordingly, I HEREBY DIRECT THE BROKER TO SELL, ON EACH VESTING DATE LISTED ABOVE (OR THE FIRST NASDAQ TRADING DAY THEREAFTER IF A VESTING DATE IS A DAY ON WHICH NASDAQ IS CLOSED), THAT NUMBER OF SHARES THAT, PER SAPIENT’S INSTRUCTIONS TO THE AGENT, IS SUFFICIENT TO OBTAIN SALE PROCEEDS SUFFICIENT TO SATISFY THE WITHHOLDING TAXES. THE PER SHARE SALES PRICE SHALL BE CALCULATED BASED ON THE CLOSING PRICE OF A SHARE OF SAPIENT COMMON STOCK ON THE NASDAQ TRADING DAY IMMEDIATELY PRECEDING THE APPLICABLE VESTING DATE.
I understand that the Broker will remit the proceeds of the foregoing sale promptly to Sapient for payment by Sapient or my Sapient-affiliated employer of the Withholding Taxes, and I authorize and direct the Broker to pay such proceeds to Sapient for this purpose.
I acknowledge that I have not been induced to participate in any trade in return for or as an expectation of employment or continued employment. I understand and agree that by signing below, I am making an Irrevocable Standing Order to Sell Shares that will remain in effect until such time as I have received all Shares to which I am entitled under this Agreement. I also agree that this Irrevocable Standing Order to Sell Shares is in addition and subject to the terms and conditions of any existing Account Agreement that I have with the Broker.